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Exhibit 21

Subsidiaries of Registrant

List of Subsidiaries

1)	RealView Systems, Inc. Colorado Corporation
2)	Xyros Systems, Inc., f/k/a Xyros Video, Inc. Maryland Corporation
3)	Eastern Tech Manufacturing Corp. Maryland Corporation

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Exhibit 21